UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/02/2009

MF Global Ltd.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33590

Bermuda	98-0551260
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Clarendon House
2 Church Street
Hamilton HM 11, Bermuda
(Address of principal executive offices, including zip code)

(441) 296-1274
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 2, 2009, MF Global Ltd. ("MF Global") entered into an amended and restated employment agreement with Bernard (Bernie) Dan, its Chief Executive Officer and a member of its Board of Directors.
The amended employment agreement is for a fixed term ending on March 31, 2012. MF Global may elect to extend the term for successive two-year periods on six months' advance notice, after which Mr. Dan will have one month to give MF Global a notice of non-extension. If Mr. Dan's employment terminates in connection with the non-renewal of the employment agreement, MF Global is not obligated to pay Mr. Dan any cash severance payments but he will receive the bonus earned for the year ending on the expiration of the agreement. In addition, any service-based vesting and non-performance-based exercise conditions for equity awards paid as part of the bonus for the two years prior to a termination in connection with the non-renewal of the agreement will be deemed satisfied unless the agreement is not extended at Mr. Dan's election, in which case a portion of such awards will be forfeited.

Under the terms of the amended agreement, if Mr. Dan is terminated without "cause" or resigns for "good reason," he is entitled to: (i) a pro rata bonus for the year in which such termination occurs based on achievement of the actual performance goals; (ii) a lump sum cash severance payment equal to two times the sum of base salary and annual target bonus; (iii) lapse of all service-based vesting and non-performance-based exercise conditions on outstanding equity awards (with share options remaining exercisable for at least 36 months); (iv) for up to 18 months, a monthly cash payment equal to the applicable COBRA premiums (net of any employee contribution) required to continue his health benefits; and (v) for up to two years, continued life insurance coverage. Upon a termination due to death or disability, Mr. Dan is entitled to the benefits described in (i) and (iii) above and a lump sum cash payment equal to one times base salary. The payments and benefits provided in connection with a termination of Mr. Dan's employment are conditioned on his execution of a general release of claims.

The amended employment agreement provides for a minimum base salary ($750,000 with effect from November 1, 2008), a discretionary annual bonus and participation in the executive compensation and employee benefit plans. The employment agreement also provides protection for any excise tax that could be imposed as a result of any severance or other payments deemed made in connection with a future change in control unless the tax could be avoided by reducing the payments by less than 10%, in which case the agreement provides for such a reduction.

The employment agreement contains non-competition and non-solicitation provisions that apply during the term of the agreement and for a one-year period beyond the expiration of the agreement in the case of non-solicitation of clients and employees and for a six-month period in the case of non-competition. MF Global must pay Mr. Dan $2 million in a lump sum payment for the non-compete provisions to apply following a termination of his employment in connection with the non-renewal of the agreement. For a period of time following his employment, Mr. Dan is also obligated to provide MF Global with information and assist in the defense or prosecution of claims made by or against MF Global.

The terms of Mr. Dan's employment are qualified in their entirety by reference to his amended and restated employment agreement, a copy of which is attached as Exhibit 10.1 and is incorporated into this Item 5.02 by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF Global Ltd.

Date: April 03, 2009	By:	/s/ Howard Schneider
Howard Schneider
General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	Bernard Dan Employment Agreement